Exhibit 6.19
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
I | M 1, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY
Effective Date: January 6, 2017

THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS RESTRICTED AS STATED IN THIS LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP UNITS WITHOUT COMPLYING WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
I | M 1, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into effective as of January 6, 2017 (the “Effective Date”) by and among the Persons whose names and addresses are listed on the Information Exhibit attached hereto as Exhibit A. Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit B.
RECITALS
A.           I | M 1, LLC, a California limited liability company (the “LLC”), was formed pursuant to the Act on September 23, 2016 upon the filing of the Articles of Organization with the Secretary of State of the State of California.
B.           On December 29, 2016, the LLC and IM1 Holdings entered into that certain Limited Liability Company Agreement of the LLC (the “Original Operating Agreement”) as the sole member of the Company.
C.           On the date hereof, (i) Level Brands, Inc., a North Carolina corporation (“Level”) acquired 583,000 Class A Units of the LLC from IM1 Holdings pursuant to the Member Interests Exchange Agreement dated as of January 6, 2017, by and between Level and IM1 Holdings (the “Exchange Agreement”) and, upon the execution of this Agreement, Level became a Member.
D.           The undersigned parties hereto wish to amend and restate the Original Operating Agreement in its entirety as of the date hereof to read as follows and wish to provide herein for the management and the conduct of the business and affairs of the LLC and their relative rights and obligations with respect thereto.
AGREEMENT
In consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Amended and Restated Limited Liability Company Agreement of the LLC shall be as follows:

ARTICLE I
FORMATION; GOVERNING LAW
Section 1.1 Formation; Governing Law; Ratification. The LLC was formed on September 23, 2016 upon the filing of the Articles of Organization with the Secretary of State of the State of California. The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall, to the extent permitted by the Act, govern. The Manager shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording or other acts, including the filing of the LLC’s annual report with the Secretary of State of the State of California, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in California and in the other states and jurisdictions in which the LLC shall transact business. The Members and the LLC hereby ratify and approve all actions taken by the LLC, its Manager and the other Members prior to the date hereof, including, but not limited to, the appointment of the new Manager set forth herein, any and all actions taken by the organizer, the transfer and sale of the membership interests in the LLC, the actions set forth above in the Recitals, and the class designations of the Members set forth on Exhibit A attached hereto.
Section 1.2 Name. The name of the LLC shall be “I | M 1, LLC”. The name of the LLC shall be the exclusive property of the LLC and no Member shall have any commercial rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof. The LLC’s name may be changed only by an amendment to the Articles of Organization adopted by the Manager.
Section 1.3 Purposes. The LLC has been formed for the purpose of engaging in any lawful business.
Section 1.4 Registered Agent; Registered Office. The LLC’s registered agent and registered office are set forth in the Articles of Organization and may be changed from time to time by the Manager pursuant to the provisions of the Act.
Section 1.5 Commencement and Term. The LLC commenced at the time and on the date appearing in the Articles of Organization and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.
Section 1.6 No State Law Partnership. The Members intend that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 1.6, and neither this Agreement nor any other document entered into by the LLC or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE II
CAPITAL ACCOUNTS
Section 2.1 Class A Units and Class B Units. The names, addresses, Capital Contributions and Units, as of the date hereof are set forth on Information Exhibit. The Manager shall update the Information Exhibit from time to time to reflect changes thereto in accordance herewith. In the event the Information Exhibit is not so amended, such matters shall be reflected in the books and records of the LLC, and the books and records of the LLC shall be controlling. Each Member acknowledges and agrees that the number and class of Units held by each Member as of the date of this Agreement is reflected opposite such Member’s name on the Information Exhibit.
Section 2.2 Additional Capital Contributions; Participation Rights.
(a) Subject to the provisions in Article V, the Manager may from time to time authorize and cause the LLC to issue additional Interests, secured or unsecured debt obligations of the LLC, debt obligations of the LLC convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing (collectively, “New Securities”) with such terms and conditions and in exchange for such cash or other property as it may determine; provided, however, no Member shall have any obligation to contribute additional capital to the LLC except to the extent such Member exercises its participation rights pursuant to this Section 2.2 or elsewhere as provided in this Agreement. The LLC shall offer to each Member holding Units the right to purchase all or any portion of that number of New Securities being issued equal to (i) the number of New Securities being issued times (ii) a fraction, the numerator of which is the number of Units held by such Member, and the denominator of which is the number of Units held by all Members, on the same terms and subject to the same conditions as the proposed issuance to others. Any New Securities not initially subscribed for by the holders of Units (the “Unsubscribed Securities”) shall be reoffered to those Persons electing initially to purchase their full proportionate share of New Securities hereunder in proportion to the number of Units held by them or in such other amounts as they may agree. Any Unsubscribed Securities not subscribed for by the Members in accordance with the previous sentence may be offered to those Persons selected by the Manager. The failure of any Member to exercise participation rights hereunder shall not alter the obligation of the Manager to ensure that the issuance of New Securities is fair to all impacted classes of Units.
(b) Subject to the provisions in Article V, the LLC shall not (i) issue or sell any additional Interests, secured or unsecured debt obligations of any of the Subsidiaries, debt obligations of any of the Subsidiaries convertible into equity securities, options or warrants to purchase equity securities, or any combination of the foregoing, or any securities convertible into, or exchangeable or exercisable for, any equity securities or debt obligations of any of its Subsidiaries, or any combination of the foregoing (collectively, the “Other Securities”), or (ii) permit any of its Subsidiaries to issue or sell any Other Securities to any Person that is a Member or an Affiliate of a Member without offering the Members holding Units the right to purchase such Other Securities to the same extent that such Members would be entitled under the provisions of this Section 2.2 if such issuance or sale of Other Securities were an issuance of New Securities, and no Member shall, or shall permit any of its Affiliates to, acquire any Other Securities other than pursuant to an issuance or sale in accordance with this sentence. The Manager shall determine the timing and such other procedures as may be necessary and appropriate to enable the holders of Units to exercise their rights under this Section 2.2, provided that in no event shall such Persons be given less than ten (10) days nor more than thirty (30) days prior notice before being required to commit to purchase any New Securities or Other Securities which they may initially become entitled to purchase pursuant to this Section 2.2. The participation rights set forth in this Section 2.2 may be waived on behalf of all Members upon the receipt of both (i) the Approval of the Members and (ii) the written approval and consent of the holders of at least a majority of the Class B Units.

Section 2.3 Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the LLC or be required to guarantee the liabilities of the LLC. Except as set forth in Sections 2.1, 2.2 (to the extent such Member exercises its participation rights) and 3.4 of this Agreement, no Member shall be required to contribute or lend funds to the LLC. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation or at any other time of either the LLC or such Member’s Interest. No Member shall be entitled to withdraw or demand any part of such Member’s Capital’s Account. No Member shall be liable for the return of any other Member’s Capital Contributions; any such return shall be made solely from the assets of the LLC available therefore. No interest shall accrue for the benefit of, or be paid to, any Member on such Member’s Capital Contributions. A Member has no right to, interest in, or claim against any specific property of the LLC by reason of the Member's Interests.
Section 2.4 Maintenance of Capital Accounts; Withdrawals; Interest. Separate Capital Accounts amounts shall be maintained for each of the Members. No Members shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Account. Each Member shall look solely to the assets of the LLC for distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power with respect to its Interest to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to LLC distributions or allocations relating to its Units except as provided in this Agreement.
Section 2.5 Classes of Units. Each Member shall hold an Interest. Each Member’s Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Interest shall be determined under this Agreement and the Act to the extent herein provided based upon the number and the class of Units held by such Member with respect to its Interest. The total number of Units which the LLC initially shall have authority to issue is One Million One Hundred Forty-Three Thousand One Hundred and Thirty-Seven (1,143,137), divided into two (2) classes: Five Hundred Eighty-Three Thousand (583,000) Class A Units and Five Hundred Sixty Thousand One Hundred and Thirty-Seven (560,137) Class B Units. The Class A Units and Class B Units shall be identical and of equal rank, except with respect to voting rights as provided below. The number and class of Units held by each Member on the Effective Date is set forth opposite each Member’s name on the Information Exhibit. On the date hereof, the total number of Units set forth on the Information Exhibit (comprising all the Class A Units and Class B Units) are issued and outstanding. A description of the classes of Units are as follows:

(a) Class A Units (Voting). “Class A Units” shall consist of those Units designated as Class A Units held by the Members listed on the Information Exhibit as holding Class A Units. Class A Units shall have all the rights, privileges, preferences and obligations as are specifically provided for in this Agreement for Class A Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. On the Effective Date, Class A Units are issued and are outstanding as set forth on Exhibit A.
(b) Class B Units (Non-Voting). “Class B Units” shall consist of those Units designated as Class B Units held by the Members listed on the Information Exhibit as holding Class B Units. Class B Units shall, to the extent permitted by the Act, be “non-voting” Units, but have all the rights, privileges, preferences and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The only difference in the rights, privileges, preferences and obligations as between the Class A Units and the Class B Units shall be that the Class B Units are “non-voting” Units. On the Effective Date, the Class B Units issued and are outstanding shall be as set forth on Exhibit A.
ARTICLE III
DISTRIBUTIONS
Section 3.1 Tax Distributions. To the extent permitted under the Act, within fifteen (15) days following the end of each Tax Estimation Period, the Manager shall use commercially reasonable efforts to cause the LLC to distribute to the Members cash in an amount equal to the LLC’s Adjusted Taxable Income allocated to such Member for the Tax Estimation Period in question (provided that the LLC’s Adjusted Taxable Income is a positive number), multiplied by the Combined Effective Marginal Tax. Additionally, in the event that based on the LLC’s tax returns the Manager determines that the LLC’s actual Adjusted Taxable Income computed through the end of the preceding Fiscal Year is more than the amount used for purposes of computing the amount distributable pursuant to the previous sentence, the Manager shall use commercially reasonable efforts to cause the LLC to distribute, within ninety (90) days after the end of that Fiscal Year, any additional amounts the Manager determines are necessary to account for the taxes attributable to such increased Adjusted Taxable Income. If the Manager determines that the tax distributions pursuant to this Section 3.1 with respect to a Tax Estimation Period cannot be made in full or that that it is not in the interest of the Members to make such tax distributions in full, then the tax distributions shall be made in the highest aggregate amount the Manager determines to be appropriate and shall be apportioned among the Members based on their relative entitlement to distributions pursuant to this Section 3.1.
To the extent distributions are made pursuant to this Section 3.1, all such distributions shall be treated as advances against, and thus shall reduce the amount of, distributions otherwise to be made to such Member pursuant to this Agreement, including Sections 3.2, 3.3 and 8.3 hereof, currently or in future periods, and such distributions shall be deemed to have been received pursuant to the particular Sections or subsections (other than this Section 3.1) against which the tax distributions are treated as advances.

Section 3.2 Discretionary Distributions. At any time prior to a Capital Transaction or the dissolution of the LLC, the LLC may make discretionary distributions of cash or property to the extent permitted under the Act, subject to Section 3.4, in such amounts, at such times and as of such record dates as the Manager shall determine to the holders of Class A Units and Class B Units in proportion to the number of such Units held by them. Distributions under Section 3.2 shall be made to the Members in the proportion that the number of Units held by such Person bears to the total number of Units.
Section 3.3 Capital Transaction Distributions. Proceeds from a Capital Transaction, after payment of, or adequate provision for, the debts and obligations of the LLC, shall be distributed and applied in accordance with Section 3.2.
Section 3.4 Withholding. In the event any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts with respect to any Member’s allocable share of Profits, taxable income or any portion thereof, or with respect to distributions, the LLC shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the LLC has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.
If it is anticipated that at the due date of the LLC’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the LLC the amount of such shortfall within thirty (30) days after notice of such shortfall is given to such Member by the LLC. In the event a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC at the prime rate of interest plus two percent (2%), and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.
Section 3.5 Noncash Distributions. The Manager may cause the LLC to make distributions to the Members in property (valued for such purpose at its fair market value determined in good faith by the Manager) other than in cash in accordance with the provisions of Section 3.2, 3.3 or 8.3, as applicable, so long as such non-cash property is distributed among all the Members entitled to receive such distributions in proportion to the total amounts each Member is entitled to receive in respect of such distributions.
ARTICLE IV
ALLOCATIONS
Section 4.1 Profits and Losses. Except as otherwise provided in the Regulatory Allocations Exhibit, Profits (and items thereof) and Losses (and items thereof) for each Fiscal Year shall be allocated among the Members such that the ending Capital Account of each Member, immediately after giving effect to such allocations, is, as nearly as possible, equal to (a) the amount of the distributions that would be made to such Member pursuant to Section 8.3 if (i) the LLC were dissolved and terminated at the end of the Fiscal Year; (ii) its affairs were wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its Agreed Value; (iii) all liabilities of the LLC were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability); and (iv) the net assets of the LLC were distributed to the Members in accordance with Section 8.3; minus (b) such Member’s share of LLC Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 4.2 Code Section 704(c) Tax Allocations. Income, gain, loss and deduction with respect to any Section 704(c) Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value using any permissible method under Code § 704(c) and the Treasury Regulations promulgated thereunder, as determined by the Manager; provided, however, that no method other than the “traditional method” described in Treasury Regulations §1.704-3(b) may be selected without the written approval and consent by holders of at least fifty-one percent (51%) of the Class B Units. Notwithstanding any other provision of this Agreement, allocations pursuant to this Section 4.2 are solely for purposes of federal, state and local taxes and shall not be taken into account in computing any Member’s Capital Account, share of Profits, Losses, or distributions (including tax distributions pursuant to Section 3.1) pursuant to any provision of this Agreement.
Section 4.3 Miscellaneous.
(a) Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code § 706 and the Treasury Regulations promulgated thereunder.
(b) Other Items. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.
(c) Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article IV and by the Regulatory Allocations and hereby agree to be bound by and utilize those allocations as reflected on the information returns of the LLC in reporting their shares of LLC income and loss for income tax purposes. Each Member agrees to report its distributive share of LLC items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the LLC. Any Member failing to report consistently shall notify the Internal Revenue Service of the inconsistency as required by law and shall reimburse the LLC for any legal and accounting fees incurred by the LLC in connection with any examination of the LLC by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

ARTICLE V
ADMINISTRATION AND MANAGEMENT
Section 5.1 Manager. Except as otherwise provided in this Agreement, including, but not limited to, Section 5.2, the overall direction and management of the business and affairs of the LLC (including, without limitation, investment and acquisition decisions) shall be the responsibility of the Manager. The Manager may appoint or remove, from time to time, one or more officers who shall have and may exercise all the powers and authority of the Manager in the management of the business, property and affairs of the LLC as set forth in Section 5.2.
Section 5.2 Officers. The LLC shall have a President, Chief Financial Officer and Secretary. The LLC may also have, at the discretion of the Manager, such other officers as may be appointed by the Manager. The current officers of the LLC shall continue in such roles until replaced by the Manager (with to the approval of the Class B Member).
(a) President. Subject to such supervisory powers, if any, as may be given by the Manager, the President shall be the chief executive officer of the LLC and shall, subject to the control of the Manager, have general supervision, direction and control of the business and the officers of the corporation. The President shall preside at all meetings of the Members. The President shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Manager or this Agreement.
(b) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the LLC, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and Units. The books of account shall at all reasonable times be open to inspection by the Manager and the Members. The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the LLC with such depositaries as may be designated by the Manager. The Chief Financial Officer shall disburse the funds of the LLC as may be ordered by the President or the Manager, shall render to the President and the Manager, whenever they request it, an account of all transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Manager or this Agreement.
(c) Secretary. The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Manager may order, a book of minutes of all meetings and actions of the Manager and Members, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present and the number of shares present or represented at Members’ meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the LLC’s transfer agent or registrar, as determined by the Manager, the Information Exhibit, or a duplicate of the Information Exhibit, showing the names of all Members and their addresses, the number and classes of Units held by each, the number and date of certificates, if any, issued for the same, and the number and date of cancellation of any such certificate surrendered for cancellation. The Information Exhibit shall be kept in written or electronic form or in any other form capable of being converted into written or electronic form. The Secretary shall give, or cause to be given, notice of all meetings of the Members required by this Agreement or by law to be given, and the Secretary shall keep the seal of the LLC, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Manager or this Agreement.

Section 5.3 Certain Decisions. Notwithstanding anything to the contrary contained herein, the following actions shall not be taken by the LLC or any of its Subsidiaries without the written approval and consent by holders of at least a majority of the Class B Units:
(a) the issuance or creation of any class or series of Units with rights upon liquidation or otherwise superior or pari passu to the Class B Units or modification to the preferences and rights of existing equity securities;
(b) any change to the authorized number of Units;
(c) any issuances of New Securities or Other Securities;
(d) any amendment to this Agreement;
(e) any action contemplated by Section 8.1;
(f)  the conversion of the LLC into a corporation; and
(g) any transaction, contract or business arrangement with any Member or Affiliate thereof, other than the License Agreement (but including any amendment to the License Agreement).
Section 5.4 Member Approval. No amendment, variation, or modification of this Agreement shall be effective or valid if such amendment, variation or modification alters a Member’s personal liability for any liability or obligation of the LLC or the Member’s obligation to make capital contributions or loans to the LLC, unless, in addition to any other consent or other approval or action required by this Agreement, such Member (regardless of whether such Member is otherwise entitled to vote or participate in management under this Agreement) consents to such amendment, variation or modification. The Members understand, approve, consent to and acknowledge that kiWW has entered into the License Agreement with the LLC for certain intellectual property dated January 6, 2017.
Section 5.5 Effect of Terminating Event on Manager.
(a) A Person shall immediately terminate as and cease to be a Manager upon the written resignation as Manager (a “Terminating Event”).
(b) The termination of the Manager shall be deemed to occur immediately.
(c) In the event the Manager, or his successor (if any), ceases to be the Manager pursuant to the terms above, a new Manager shall be appointed upon the Approval of the Members.

Section 5.6 Standard of Care.
(a) In acting on behalf of the LLC, a Covered Person shall act in good faith and with that degree of care that an ordinarily prudent Person in a like position would use under similar circumstances and shall perform diligently and faithfully the Covered Person's duties for the benefit of the LLC in accordance with the LLC’s purposes, policies, procedures and objectives. A Covered Person shall devote such time and effort to such duties as the Covered Person deems necessary and appropriate.
(b) In performing any duty, a Covered Person shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:
(i)
one or more agents or employees of the LLC;
(ii)
counsel, public accountants, business, investment or financial consultants or advisors, or other Persons as to matters that such Covered Person believes to be within such Person's professional or expert competence; or
(iii)
another Member, Manager or Officer duly designated in accordance with this Agreement, as to matters within designated authority of such Member, Manager or Officer which the Covered Person believes to merit confidence;
provided that in so relying, such Covered Person shall be acting in good faith and with such degree of care, but such Covered Person shall not be considered to be acting in good faith if such Covered Person has knowledge concerning the matter in question that would cause such reliance to be unwarranted.
(c) A Covered Person performing such Covered Person's duties in accordance with this Agreement shall have no liability by reason of being or having been a Covered Person or acting on behalf of the LLC pursuant to the provisions and authority of this Agreement, unless such liability shall have been the result of fraud, deceit, gross negligence, bad faith, willful misconduct or wrongful taking by such Covered Person.
Section 5.7 Limitation of Liability. No Covered Person shall be liable to the LLC or any Member for any damages suffered or incurred by any Person on account of, or by reason of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the LLC or otherwise in the capacity as a Member, Manager or Officer, including, without limitation, the appointment or retention of, or reliance upon, any employee or agent of the LLC or any Person except to the extent that a judgment or other final adjudication (in each case which is not subject to appeal) adverse to the Covered Person establishes that (a) the acts of the Covered Person or omissions were in violation of any provision of this Agreement, or were the result of fraud, deceit, gross negligence, bad faith, willful misconduct or wrongful taking by such Covered Person or involved a knowing violation of law, (b) such Covered Person, in fact, personally gained a financial profit or other advantage to which such Member, Manager or Officer was not legally entitled or (c) with respect to a distribution was made in violation of the Act, the acts of the Covered Person were not performed in accordance with this Agreement.

Section 5.8 Indemnification. The LLC shall at all times maintain managers’ and officers’ insurance coverage, in an amount customary for a similar business and otherwise in form and substance satisfactory to the Manager. The LLC shall indemnify each Covered Person and hold each Covered Person harmless from and against any damages suffered or incurred by such Covered Person, as such, in the course of serving in any office of, or otherwise representing or acting for or on behalf of the LLC (in each case within the scope of the authority of the Covered Person), except to the extent that a judgment or other final adjudication (in each case which is not subject to appeal) adverse to such Covered Person establishes (a) that acts of the Covered Person were committed in bad faith or were the result of fraud, deceit, gross negligence, willful misconduct or wrongful taking or (b) that the Covered Person personally gained in fact a financial profit or other advantage to which the Covered Person was not legally entitled; provided that, any other provision hereof notwithstanding, any such indemnification shall be solely from the net assets of the LLC, and no Member shall be required to make any capital contribution or otherwise pay any amount from such Member's own assets as a result thereof. The LLC may procure insurance in such amounts and covering such risks as the Manager determines to be appropriate to fund any indemnification required or permitted to be made hereunder. Upon making a claim for indemnification, a Covered Person, as applicable, may request in writing that the LLC advance to such Covered Person the expenses of defending the claim, action, suit or proceeding giving rise to such indemnification claim and the LLC shall advance such expenses; provided that the Covered Person furnishes the LLC with such assurances and security as may be reasonably requested by the LLC to assure repayment of the amounts advanced by the LLC in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that such Covered Person was not entitled to be indemnified by the LLC pursuant to this Agreement. Any such Covered Person shall agree to return to the LLC amounts advanced by the LLC in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that such Covered Person is or was not entitled to be indemnified by the LLC in accordance with this Agreement or applicable law.
Section 5.9 Bank Accounts. The LLC shall maintain one or more accounts (including, but not limited to, brokerage, custodial, checking, cash management and/or money market accounts) in such banks, brokerage houses or other financial institutions as the Manager may determine. All amounts deposited by or on behalf of the LLC in those accounts shall be and remain the property of the LLC and be used only for the benefit of the LLC. All withdrawals from such accounts shall be made only by the Manager or any Officer. No funds of the LLC shall be kept in any account other than an LLC account, and funds of the LLC shall not be commingled with the funds of any other Person; and no Member, Manager or Officer shall apply, or permit any other Person to apply, such funds in any manner, except for the benefit of the LLC.
Section 5.10 Organizer Indemnification. The Organizer’s acts and conduct in connection with the organization of the LLC are hereby ratified and adopted by the LLC as acts and conduct by and on behalf of the LLC and are deemed to be in its best interest. The organizational and other activities for which the Organizer was responsible have been completed, the LLC is hereby relieved of any further duties and responsibilities in that regard, and the LLC and the Members hereby jointly and severally agree to indemnify and hold harmless the Organizer for any loss, liability, or expense arising from his actions or conduct in his capacity as organizer of the LLC.

Section 5.11 Independent Activities.
(a) The Manager shall be required to devote only such time to the affairs of the LLC as the Manager determines in its sole discretion may be necessary to manage and operate the LLC in accordance with this Agreement, and, subject to the foregoing, the Manager shall be free to serve any other Person or enterprise in any capacity that the Manager may deem appropriate in the Manager’s discretion.
(b) Each Member acknowledges that the Manager and other Members and their Affiliates are free to engage or invest in an unlimited number of activities, businesses or entities, any one or more of which may be related to the activities or businesses of the LLC (including, but not limited to, investing in securities or financial instruments that are the same or similar to those purchased or held by the LLC or licensing rights that are the same or similar to the rights licensed to or by the LLC), without having or incurring any obligation to offer any interest in such activities to the LLC or any Member, and neither this Agreement nor any activity undertaken pursuant to this Agreement shall prevent any Member from engaging in such activities, or require any Member to permit the LLC or any Member to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation. The Members acknowledge that certain conflicts of interest may thus arise and hereby agree that the specific rights with respect to the Members' and their Affiliates' freedom of action provided in this Section 5.11(b) are sufficient to protect their respective interests in relation to such possible conflicts and are to be in lieu of all other possible limitations that might otherwise be implied in fact, in law, or in equity.
ARTICLE VI
TRANSFER OF INTERESTS
Section 6.1 In General. A Member may not Transfer all or any portion of its Interest or Units unless such Transfer complies with the provisions of this Article VI. Any Transfer that does not comply with the provisions of this Article VI shall be void.
Section 6.2 Limited Exception for Transfers of Interests. A Member may Transfer all or any portion of its Units if each of the following conditions are satisfied:
(a) Prior Notice. The Member proposing to effect a Transfer of such Units delivers a Transfer Notice at least twenty (20) days prior to any such proposed Transfer, which Transfer Notice shall indicate the transferee of such Units, the number and class of Units to be transferred and the price and other terms on which the Transfer is to be effected.
(b) Securities Law Compliance. Either (i) the Units proposed to be transferred are registered under the Securities Act and the rules and regulations thereunder and any applicable state securities laws; or (ii) the LLC and its counsel determine, in their reasonable discretion, that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction and, if requested by the LLC, counsel to the Member proposing to effect such Transfer provides a written legal opinion to that effect.

(c) Member Consent. The Transfer has received both (i) the Approval of the Members and (ii) the written approval and consent of the holders of at least a majority of the Class B Units.
Notwithstanding the foregoing, the consents required by clause (c) above shall not be required for a Permitted Transfer. Any attempted Transfer not in compliance with any of the above conditions shall be null and void, and the LLC shall not recognize the attempted purchaser, assignee or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.
Section 6.3 Legends. Unit certificates, if any are issued, shall have imprinted thereon a legend substantially to the following effect:
“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction (together, the “Securities Laws”) and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws.”
“The sale, transfer or other disposition or pledge or other encumbrance of shares represented by this Certificate is subject to an Amended and Restated Limited Liability Company Agreement dated January 6, 2017 (as may be further amended, restated and otherwise modified from time to time, the “Agreement”), among I | M 1, LLC, a California limited liability company (the “Company”), the Member named on this Certificate and certain other parties named in the Agreement, which Agreement includes certain restrictions on transfer of the Units represented by this Certificate. A copy of the Agreement is on file in the office of the Secretary of the Company and may be reviewed by application thereto. Each holder hereof shall be bound by all provisions of the Agreement.”
Section 6.4 Rights of Assignees. If a Transfer complies with the provisions of the preceding Section 6.2, but the Person acquiring such Units is not admitted as a Member as a result of such Person’s failure to comply with the provisions of Section 6.5, such Person shall become an assignee with respect to such Units. An assignee with respect to any Units is entitled only to receive distributions and allocations with respect to such Units as set forth in this Agreement, and shall have no other rights, benefits or authority of a Member under this Agreement or the Act, including no right to receive notices to which Members are entitled under this Agreement, no right to vote, no right to inspect the books or records of the LLC, no right to bring derivative actions on behalf of the LLC, no right to purchase additional Interests, and no other rights of a Member under the Act or this Agreement; provided, however, that the Units of an assignee shall be subject to all of the restrictions, obligations and limitations under this Agreement and the Act, including the restrictions on Transfer contained in this Article VI.

Section 6.5 Admission as a Member. No Person taking or acquiring, by whatever means, all or any portion of any Units and the Interest represented thereby shall be admitted as a Member unless such Person (a) elects to become a Member and, together with its transferor, executes, acknowledges and delivers to the LLC a written assignment of such Units and Interest in such form as may be reasonably required by the Manager as well as a joinder to this Agreement, and (b) such Person has the Approval of the Members and the written approval and consent of the holders of at least a majority of the Class B Units to be a full substitute Member. Any transferee shall automatically be admitted as a Member of the LLC upon compliance with this Section 6.5 and shall succeed to all of the rights, restrictions and obligations of the transferor under this Agreement. The Manager shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 6.5.
Section 6.6 Distributions and Allocations With Respect to Transferred Units. If any Units are transferred in compliance with the provisions of this Article VI, then (a) Profits, Losses and all other items attributable to such Units for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code § 706(d) using any conventions permitted by the Code and selected by the transferor and transferee in connection with the transfer and Approved by the Members; (b) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (c) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the calendar month during which the LLC receives notice of such Transfer and all of the conditions in Section 6.2 are satisfied. If the LLC does not receive a notice stating the date the Units were transferred and such other information as the LLC may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of such Units. Neither the LLC nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.6, whether or not such Person had knowledge of any transfer of ownership of any Units.
ARTICLE VII
MEMBERSHIP
Section 7.1 When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Transfer of such Member’s entire Interest as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the LLC.

Section 7.2 Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s, estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the LLC only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become assignees of the dissolved Member only upon compliance with the conditions of this Agreement.
Section 7.3 Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 7.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC and, with respect to any Interest owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.
ARTICLE VIII
DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
Section 8.1 Dissolution Triggers. The LLC shall dissolve upon the first occurrence of the following events (“Liquidating Events”):
(a) The determination by Approval of the Members that the LLC should be dissolved;
(b) The sale or other disposition of all or substantially all of the assets of the LLC; or
(c) The entry of a decree of judicial dissolution or the administrative dissolution of the LLC as provided in the Act.
Section 8.2 Winding Up; Termination. Upon the occurrence of a Liquidating Event, the LLC shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members and neither the Manager nor any Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the LLC’s business and affairs. The Manager, or, if there is no Manager, a court appointed liquidating trustee, shall, as promptly as practicable, take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC. The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.
Section 8.3 Liquidating Distributions. Upon a dissolution of the LLC pursuant to Section 8.1 and subject to the provisions of Section 3.3 relating to Capital Transactions, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:

(a) First, to the LLC’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC;
(b) Next, to the Members who are creditors whose claims are not satisfied by distributions pursuant to the preceding subsection; and
(c) Next, to the holders of Units as set forth in Section 3.2.
ARTICLE IX
BOOKS AND RECORDS
Section 9.1 Books and Records. The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.
Section 9.2 Taxable Year; Accounting Methods. The LLC shall use the Fiscal Year as its taxable year unless otherwise required by applicable law. The LLC shall report its income for income tax purposes using such method of accounting selected by the Manager and permitted by law.
Section 9.3 Information.
(a) Tax Information. Estimated tax information necessary to enable each Member to prepare its state, local and foreign income tax returns shall be delivered to each Member within sixty (60) days of the end of each tax year. Final tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within seventy-five (75) days of the end of each tax year.
(b) Other Information.
(i)
Within forty-five (45) days of the end of each calendar quarter, the LLC shall deliver to each Member holding Units an unaudited consolidated balance sheet and statements of income and cash flows of the LLC and its Subsidiaries for and as of the end of such quarter, in reasonable detail, consistently applied (with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made), which statements shall also set forth year-to-date information.
(ii)
As soon as available after the close of each calendar year but no later than one hundred (120) days thereafter, the LLC will deliver to each Member holding Units an audited consolidated balance sheet and statements of income and retained earnings and of cash flows of the LLC and its Subsidiaries audited by a firm of independent certified public accountants of national standing showing the financial condition of the LLC and its Subsidiaries as of the close of such calendar year and the results of the operations of the LLC and its Subsidiaries during such calendar year, prepared in accordance with GAAP, consistently applied.

(iii)
The LLC shall provide to each Member holding Units such other information relating to the financial condition, business, prospects or corporate affairs of the LLC and its Subsidiaries as such Member may from time to time reasonably request.
(c) Confidentiality.
(i)
Each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the LLC, the Members and its and their Affiliates, and all other non-public information received from or otherwise relating to the LLC, or disclosed to such Members and/or their Affiliates as a consequence of or through their relationship with the LLC, shall be confidential, and shall not be disclosed or otherwise released to any other Person, other than such Member’s Affiliates and the attorneys, accountants, agents, representatives, lenders and other parties having a need to know such confidential information and with whom such Member or such Member’s Affiliates deal (collectively, the “Necessary Parties”). Each Member shall use all reasonable efforts to cause his, her or its Affiliates and the Necessary Parties of such Member and its Affiliates to treat such confidential information as confidential. Each Member shall be responsible for any breach of this Section 9.3(c) by his, her or its Affiliates or by any of the Necessary Parties of such Member or any of his, her or its Affiliates. The obligations hereunder shall not apply to the extent that the disclosure of information otherwise confidential is required by applicable law, provided that, prior to disclosing such confidential information, the applicable Member, Affiliate or Necessary Party shall notify all other Members thereof, which notice shall include the basis upon which such Member, Affiliate or Necessary Party believes the information is required to be disclosed and, if practicable, shall be delivered at least seventy-two (72) hours prior to the making of such disclosure, so that the LLC or such other Members may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.3(c)(i). Notwithstanding anything to the contrary contained herein, confidential information does not include information received by any party in connection with the LLC which (a) is or becomes generally available to the public other than as a result of a disclosure by such party or its Necessary Parties, or (b) becomes available to such party on a non-confidential basis from a source other than the LLC, any other party or any of their respective Necessary Parties, provided that such source is not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the LLC, any other party or any other Person with respect to such information.
(ii)
The Company, Manager and the Members understand that the Company will be deemed a consolidated reporting entity with the Class A Member, and that the Class A Member will have accounting and other public reporting obligations concerning the Company, its financials and its business. The Company agrees to cooperate with the Class A Member with respect to any such financial statement consolidation. To the extent that the Class A Member believes it reasonably necessary to report on events, financial condition or other confidential information in its filings with the Securities and Exchange Commission, any national exchange or other regulatory authority, the Company and the Members hereby waive any provisions in this Section 9.3 to the contrary.

ARTICLE X
MISCELLANEOUS
Section 10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, or by electronic mail to such address provided on the Information Exhibit, addressed as follows: if to the LLC or the Manager, to the LLC’s principal office address as set forth in the Articles of Organization, or to such address provided on the Information Exhibit, or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Information Exhibit, or to such other address as may be specified from time to time by notice to the Members; if to the Manager, to the address of the Manager as set forth in the records of the LLC (with a copy to the Member entitled to designate the Manager), or to such address provided on the Information Exhibit, or to such other address as the Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date and time of actual receipt.
Section 10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective Permitted Transferees, heirs, legatees, legal representatives and permitted successors, transferees and assigns.
Section 10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Time is of the essence with respect to each and every term and provision of this Agreement.
Section 10.4 Entire Agreement; No Oral Agreements; Amendments to the Agreement. This Agreement constitutes the entire agreement among the Members with respect to the affairs of the LLC and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The LLC shall have no oral operating agreements. This Agreement may not be amended without the written Approval of the Members and written approval and consent by holders of at least fifty-one percent (51%) of the Class B Units.

Section 10.5 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
Section 10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
Section 10.7 Additional Documents. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
Section 10.8 Governing Law; Consent to Exclusive Jurisdiction; Submission to Jurisdiction. The laws of the State of California shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the LLC and the limited liability of the Members. Each of the Members (a) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts of the State of California, and (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such Member is not subject personally to the jurisdiction of the above-named courts, that such Member or such Member’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Member shall bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the Members to this Agreement consents to personal jurisdiction for any equitable action sought in any federal or state court of the State of California having subject matter jurisdiction.
Section 10.9 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.
Section 10.10 Counterpart Execution; Facsimile or Electronic Mail Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the LLC and/or the other Members by facsimile or electronic mail and such facsimile or electronic mail execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original, facsimile or electronic mail executions or a combination, shall be construed together and shall constitute one and the same agreement.

Section 10.11 Tax Matters Member. The Manager shall be the “tax matters partner” of the LLC within the meaning of Code § 6231(a)(7) and the “representative” of the LLC within the meaning of Code § 6223(a) (as amended by the Bipartisan Budget Act of 2015) (the “Tax Matters Member”), and shall serve as the Tax Matters Member until its successor is duly designated by both the Approval of the Members and the written approval and consent of the holders of at least a majority of the Class B Units. The Tax Matters Member shall have authority to take any action that may be taken by a “tax matters partner” or a “representative,” as applicable, under the Code.
Section 10.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforced by any creditor of the LLC or of any Member.
Section 10.13 Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.
Section 10.14 Exhibits. The Exhibits to this Agreement, each of which is incorporated by reference, are:
Exhibit A:
Information Exhibit
Exhibit B.
Glossary of Terms
Exhibit C:
Regulatory Allocations Exhibit

 [Signature Page Follows]

IN WITNESS WHEREOF, the Members and the Manager have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

MEMBERS:
CLASS A MEMBER

LEVEL BRANDS, INC.

/s/ Martin A. Sumichrast
Name: Martin A. Sumichrast
Title: Chief Executive Officer

CLASS B MEMBER

IM1 HOLDINGS, LLC

/s/ Stephen Roseberry
Name: Stephen Roseberry
Title: President

MANAGER:
         Level Brands, Inc.

/s/ Martin A. Sumichrast
Name: Martin A. Sumichrast
Title: Chief Executive Officer

EXHIBIT A
INFORMATION EXHIBIT
Member Name and Notice Address	Class A Units	Class B Units

Level Brands, Inc. 4521 Sharon Road, Ste. 450, Charlotte, NC 28211	583,000	0
IM1 Holdings, LLC 39 Princeton Drive, Rancho Mirage, CA	0	560,137

Totals	583,000	560,137

A-1

EXHIBIT B
GLOSSARY OF TERMS
Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.
“Act” means the California Revised Uniform Limited Liability Company Act, California Corporations Code Sections 17701.01 to 17713.06, as amended from time to time (or any corresponding provisions of succeeding law).
Adjusted Taxable Income” means the LLC’s items of taxable income or gain less items of loss or deduction under the Code computed for the applicable Tax Estimation Period.
“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person directly or indirectly owning or controlling fifty percent (50%) or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls fifty percent (50%) or more of any class of equity interests, (c) any employee, officer, director, general partner or trustee of such Person, or any Person of which such Person is an employee, officer, director, general partner or trustee, or (d) any Person who is an officer, director, general partner, trustee or holder of fifty percent (50%) or more of the equity interests of any Person described in clauses (a) through (c) of this sentence; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act).
“Agreed Value” means with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:
(a)           The initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.
(b)           The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.
(c)           The initial Agreed Value of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g).
(d)           The initial Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Manager, as of the following times:

(i)           the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;
(ii)           the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC;
(iii)           the termination of the LLC for federal income tax purposes pursuant to Code § 708(b)(1)(B); and
(iv)           each issuance of Units.
“Agreement” means this Limited Liability Company Agreement of the LLC (including all exhibits hereto), as amended from time to time.
“Approval of the Members” shall mean the approval by vote or written consent of the holders holding at least a majority of the issued and outstanding Class A Units.
“Articles of Organization” means the articles or organization filed by the LLC on September 23, 2016 pursuant to the Act together with any amendments thereto.
“Capital Account” means with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:
(a)           Each Person’s Capital Account shall be increased by such Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.
(b)           Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.
In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Interest so transferred. In the event the Agreed Value of the LLC assets is adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member.
“Capital Transaction” means (a) the acquisition by any Person or Persons (other than a Subsidiary of the LLC) of all or substantially all of the assets of the LLC in one or a series of related transactions, (b) the merger of the LLC with or into any Person (other than a subsidiary of the LLC), or (c) the termination or liquidation of the LLC.
“Class A Member” shall mean any Member holding Class A Units.
“Class A Units” shall have the meaning set forth in Section 2.5(a).
“Class B Member” shall mean any Member holding Class B Units.
“Class B Units” shall have the meaning set forth in Section 2.5(b).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.
“Combined Effective Marginal Tax Rate” means the single highest single combined rate (expressed as a percentage) of United States federal, state and local income taxation that would be applicable to any Member who is a natural person determined as of the last day of each Tax Estimation Period, without giving effect to the deductibility (or any limitation on the deductibility) of state and local taxes and other itemized deductions in computing United States federal taxable income and assuming that such Member is subject to the highest United States federal and highest state and local ordinary income tax rates on all income allocated by the LLC.
“Covered Person” means any Person who or that is or was a Member, Manager, Officer or any successor of any of the foregoing.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, provided, however, that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Manager.
“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Exchange Agreement” shall have the meaning set forth in the Recitals.

“Family Member” means, with respect to any Person, such Person’s spouse or descendants (whether natural or adopted).
“Fiscal Year” means, with respect to the year of the LLC’s formation, the period beginning upon such formation and ending on September 30 of each year and, with respect to the last year of the LLC, the period beginning on the preceding January 1 and ending with the date of the final liquidating distributions.
“IM1 Holdings” means IM1 Holdings, LLC, a California limited liability company.
“Information Exhibit” means the Information Exhibit attached hereto as Exhibit A.
“Interest” means all of the rights of a Member or assignee with respect to the LLC created under this Agreement or under the Act.
“kiWW” means kathy ireland Worldwide, LLC, a California s-corporation.
“License Agreement” means that certain License Agreement between kiWW and the LLC for certain intellectual property dated January 6, 2017.
“Liquidating Events” shall have the meaning set forth in Section 8.1.
“LLC” means the limited liability company formed pursuant to the Articles of Organization filed with the Secretary of State of California.
“Manager” shall initially mean Level Brands, Inc. and then any successors appointed in accordance with this Agreement.
“Members” shall refer collectively to the Persons listed on the Information Exhibit as Members and to any other Persons who are admitted to the LLC as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement. “Member” means any one of the Members.
“Necessary Parties” shall have the meaning set forth in Section 9.3(c).
“New Securities” shall have the meaning set forth in Section 2.2(a).
“Officers” means the Officers of the LLC as initially set forth in Section 5.2 and, thereafter, as designated by the Manager pursuant to the terms hereof. “Officer” means any one of the Officers.
“Organizer” means the Person signing the Articles of Organization as the organizer.
“Original Operating Agreement” shall have the meaning set forth in the Recitals.
“Other Securities” shall have the meaning set forth in Section 2.2(b).
“Permitted Transfer” means any of the following: (a) any Transfer by a Member of all or any part of his, her or its Units into a trust or other estate planning vehicle for estate tax or estate planning purposes where (in each case) the beneficiary is primarily said Member and/or a Family Member and from which such Units, pursuant to the express terms of the governing instrument of such trust, cannot be distributed other than to said Member during said Member’s lifetime and such Member retains voting control of said Units during said Member’s lifetime; provided, however that the LLC shall not be obligated to recognize any such Transfer into trust (including without limitation a voting trust) until such trustee has agreed in writing to be bound as a “Member” under this Agreement and to hold the Units transferred subject to all the terms and conditions hereof; (b) upon termination of a trust, custodianship, guardianship or similar arrangement, the beneficiary of which is either a Member or a Permitted Transferee, a Transfer by the trustee, custodian, guardian or other fiduciary to the Person or Persons who, in accordance with the provisions of said trust, custodianship, guardianship or similar arrangement, are entitled to receive the Units held therein; (c) with respect to a Member that is a corporation, partnership or limited liability company, a Transfer of all or a portion of such Member’s Units on a pro-rata basis to the shareholders of such corporation, partners of such partnership or the members of such limited liability company; and (e) any Transfer of all or a portion of a Member’s Units to an Affiliate. Each Member shall be solely responsible for any and all tax consequences to him, her or it resulting from any Permitted Transfers under this Agreement. Notwithstanding the foregoing, however, a Transfer shall not be deemed to be a Permitted Transfer unless the Permitted Transferee of the Units expressly assumes, in writing, all of the obligations of the transferring Member under this Agreement and agrees in writing to be bound by the provisions of this Agreement as a holder of such Units.

“Permitted Transferee” shall mean a Transferee of any Unit in a Permitted Transfer.

 “Person” means any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.
“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)           Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such loss;
(b)           Any expenditures of the LLC described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or added to such loss;
(c)           Gain or loss resulting from dispositions of LLC assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.

(d)           In the event the Agreed Value of any LLC asset is adjusted in accordance with paragraph (d) or paragraph (e) of the definition of “Agreed Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(e)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, and
(f)           Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.
The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Regulatory Allocations Exhibit” means the Regulatory Allocations Exhibit attached hereto as Exhibit C.
“Section 704 Property” shall have the meaning ascribed such term in Treasury Regulation § 1.704-3(a)(3) and shall include assets treated as Section 704(c) property by virtue of revaluations of LLC assets as permitted by Treasury Regulation § 1.704-1(b)(2)(iv)(f).
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provision of future law.
“Subsidiaries” means any other Person all or any portion of the equity interest of which is owned, directly or indirectly, by the LLC.
“Tax Estimation Period” means (a) January, February and March, (b) April and May, (c) June, July and August, and (d) September, October, November and December of each year during the term of the LLC, or other periods for which estimates of individual federal income tax liability are required to be made under the Code; provided, that the LLC’s first Tax Estimation Period shall begin on the Effective Date of this Agreement.
“Terminating Event” shall have the meaning set forth in Section 5.5(a).
“Transfer” means, directly or indirectly, any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise (including, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process or transfer of equity interests) of all or any portion of any Interest. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Notice” means a written notice given to the LLC of all details of any proposed Transfer of any Interest including the name of the proposed transferee, the date of the proposed Transfer of the Interest, the portion of the Member’s Interest to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.
 “Treasury Regulations” means the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Units” represent the basis on which Interests are denominated and the basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act, and the total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit as of the relevant time. Unless specifically denominated as Class A Units or Class B Units, all references in this Agreement to “Units” shall mean the Class A Units and the Class B Units taken collectively.
“Unsubscribed Securities” shall have the meaning set forth in Section 2.2(a).
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EXHIBIT C
REGULATORY ALLOCATIONS EXHIBIT
This Exhibit contains special rules for the allocation of items of LLC income, gain, loss and deduction that override the basic allocations of Profits and Losses in Section 4.1 of the Agreement to the extent necessary to cause the overall allocations of items of LLC income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations § 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i) and (j) are special rules applicable in applying the Regulatory Allocations.
(a)           Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:
(i)
“Adjusted Capital Account” means, with respect to any Member or assignee, such Person’s Capital Account as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations §§ 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of member nonrecourse debt minimum gain).
(ii)
“LLC Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d), and is generally the aggregate gain the LLC would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability and for no other consideration, with such other modifications as provided in Treasury Regulations § 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Manager.
(iii)
“Member Nonrecourse Deductions” means losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).
(iv)
“Member Nonrecourse Debt” means any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.
(v)
“Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the LLC is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Manager.

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(vi)
“Nonrecourse Deductions” means losses, deductions, or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations § 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of LLC Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in LLC Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).
(vii)
“Nonrecourse Liability” means any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations § 1.752-2.
(viii)
“Regulatory Allocations” means allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.
(b)           Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to the number of Units held by such Member during such Fiscal Year.
(c)           Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(d)           Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of LLC Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

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(e)           Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.
(f)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate any deficit in such Member’s Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(g)           Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of LLC gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.
(h)           Curative Allocations. When allocating Profits and Losses under Section 4.1, such allocations shall be made so as to offset any prior allocations of gross income under paragraphs (b) through (g) above and paragraph (j) below to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.
(i)           Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Section 4.1 and in the order in which they appear above.
(j)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
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